EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We consent to the incorporation by reference in the Registration Statement (Form S-8) dated August 30, 2005 pertaining to the Aspreva 2002 Incentive Stock Option Plan of Aspreva Pharmaceuticals Corporation of our report dated January 18, 2005, except Note 20, as to which the date is February 8, 2005, with respect to the consolidated financial statements of Aspreva Pharmaceuticals Corporation for the year ended December 31, 2004 included in Amendment No. 4 to the Registration Statement (Form F-1 No. 333-122234) and related Prospectus of Aspreva Pharmaceuticals Corporation, filed with the Securities and Exchange Commission.

Vancouver, Canada August 29, 2005	/s/ Ernst & Young LLP Chartered Accountants